                                                                     Exhibit 4.7

                                  SUBSCRIPTION

February 2, 1996

To:       The Board of Directors of Connected Corporation
          63 Fountain Street
          Framingham, MA 01701

Gentlemen:

          The undersigned hereby subscribes to 115,000 shares of Common Stock, $.01 par value (the "Shares") of Connected Corporation for consideration consisting of $.01 per share in cash, for a total of $1,150.00

          I acknowledge that the Shares will be issued to me subject to Securities laws restrictions, and I have been advised that the Shares have not been registered under the Securities Act of 1933 or any state securities laws.
I am acquiring the Shares for investment and not with a view to the sale or distribution thereof. I understand that the Shares are being issued to me on the ground that the transaction is exempt under one or more provisions of the Securities Act of 1933 and the applicable state securities laws and I further understand that they must be held by me indefinitely unless registered under such acts or unless an exemption from registration is available for any transfer by me.

          I further acknowledge the Shares will be subject to certain rights of repurchase by the Corporation and additional restrictions on transfer to any party as follows:

          a) The Corporation shall have the right to repurchase the Shares at a price of $.01 per share in the event the undersigned ceases to be an employee of the Corporation on or before January 22, 2000 provided, however, that the undersigned may refuse to honor the exercise by the Corporation of such right in the event that such termination has occurred on or after July 22, 1996, but only with respect to that percentage of Shares that is derived by the following formula, which shall be deemed vested for purposes of paragraph (b) below:


                              Percentage of Shares Employee
                               May Retain Upon Termination   =

                              Number of Months Occurring Since
                      January 22, 1996 as of the Date of Termination
                    ______________________________________________________
                                           48

          The exercise of such right must occur by notice in writing from the Corporation to the undersigned at the below address within thirty
             (30) days of the date of termination.

          b) The undersigned shall not sell, transfer, assign, hypothecate or otherwise encumber in any way any Shares that have not vested pursuant to paragraph (a), above.

                                                  Very truly yours,


                                                  /s/ Carl Lazarus

                                                  Carl Lazarus
                                                  130 Berkeley Street
                                                  West Newton, MA 02165